Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedules of ProAssurance Corporation and subsidiaries and the effectiveness of internal control over financial reporting of ProAssurance Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2007:
Form S-8 No. 333-111136 pertaining to the Amended and Restated ProAssurance Corporation Stock Ownership Plan;
Form S-8 No. 333-81444 pertaining to the ProAssurance Corporation Incentive Compensation Stock Plan;
Form S-8 No. 333-119917 pertaining to the ProAssurance Corporation 2004 Equity Incentive Plan;
Post-Effective Amendment No. 1 to Form S-4 on Form S-8 File No. 333-49378 pertaining to the Medical Assurance, Inc. Incentive Compensation Stock Plan and Professionals Group, Inc. 1996 Long Term Stock Incentive Plan assumed by ProAssurance Corporation;
Post-Effective Amendment No. 1 to Form S-4 on Form S-8 File No. 333-124156 pertaining to the NCRIC Group, Inc. Stock Option Plan and NCRIC Group, Inc. 2003 Stock Option Plan assumed by ProAssurance Corporation, and
Form S-4 No. 333-131874 relating to the registration of 2,480,050 common shares in connection with the Physicians Insurance Company of Wisconsin, Inc. purchase transaction.

/s/ Ernst & Young LLP
Birmingham, Alabama
February 28, 2008